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Exhibit 10.22

FIRST AMENDMENT TO CONSTRUCTION MANAGEMENT AGREEMENT

        THIS FIRST AMENDMENT TO CONSTRUCTION MANAGEMENT AGREEMENT (this "First Amendment"), dated as of January 12, 2006, is made by and between SENECA CONSTRUCTION MANAGEMENT CORPORATION ("Construction Manager") and SENECA TERRITORY GAMING CORPORATION ("Owner").

RECITALS

        A.    Pursuant to a Construction Management Agreement dated as of July 14, 2005 between Construction Manager and Owner (the "Construction Agreement"), Owner retained Construction Manager to provide construction management services in connection with the construction of the Casino Hotel (as defined in the Construction Agreement).

        B.    Construction Manager and Owner desire to amend the Construction Agreement in connection therewith, as set forth herein.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

        1.    DEFINITIONS.    All capitalized terms used but not otherwise defined in this First Amendment shall have the meanings ascribed to them in the Construction Agreement. Unless otherwise specified, all section references herein refer to sections of the Construction Agreement.

        2.    AMENDMENTS.    The Construction Agreement is hereby amended as follows:

          2.1    Amendments to Section 1.1.

          (a)   The following definitions, as set forth in Section 1.1 of the Construction Agreement, are hereby amended in their entirety to read as follows:

    "Event of Default" or "Default" means the occurrence of any of the following events, circumstances or conditions: (i) the failure by either Party to perform or comply with any material agreement, covenant, obligation or other provision contained in this Agreement when such failure has not been remedied (after delivery of written notice thereof) within thirty (30) Days; (ii) the entry of either Party into voluntary or involuntary bankruptcy, receivership or similar protective proceedings; or (iii) the inaccuracy or breach of any material representation or warranty contained in Article X.

    "Guaranteed Completion Date" means, as the context may require, the Phase One Guaranteed Completion Date or the Phase Two Guaranteed Completion Date.

    "Stated Rate" means an annual rate of interest (compounded monthly) equal to the lesser of (i) the sum of the one year LIBOR rate quoted in the Wall Street Journal (or, in its absence, a similar publication) on the first Day of the applicable month plus two percent (2%) and (ii) the maximum rated permitted under applicable law.

          (b)   Section 1.1 of the Construction Agreement is hereby amended to add the following definitions:

    "Architect" is defined in Section 2.2.

    "Bonus Target" is defined in Section 5.6.

    "Phase" means, as the context may require, Phase One or Phase Two.

    "Phase One" means the portion of the Work designated in the Scope of Work as Phase One.

    "Phase One Guaranteed Completion Date" is defined in Section 6.1.

    "Phase Two" means the portion of the Work designated in the Scope of Work as Phase Two, and which shall include the Completion of the Casino Hotel for purposes of this Agreement including, without limitation, Section 9.1.

    "Phase Two Guaranteed Completion Date" is defined in Section 6.1.

    "Substantial Completion" is defined in Section 10.4.

          (c)   Section 1.1 of the Construction Agreement is hereby amended by deleting the definition of "Performance Security."

          2.2    Amendments to Article II.

          (a)   Section 2.2 of the Construction Agreement is hereby amended to add at the end of such Section 2.2 the following:

    "Notwithstanding anything in this Agreement to the contrary, Owner and Construction Manager acknowledge that Owner has retained or will retain one or more architects to perform services in connection with the Casino Hotel (collectively, the "Architect"). Owner shall deliver to Construction Manager a copy of each written agreement for services between Owner and Architect with respect to the Casino Hotel, which agreements shall set forth the duties and responsibilities of the Architect. The Parties acknowledge and agree that the services to be performed by the Architect are separate from, and not a part of, the Work and will be performed by or on behalf of the Architect. Construction Manager shall not be responsible for any actions taken by, or for any omissions of, the Architect pursuant to such agreements when rendering such services; provided, however, that Construction Manager agrees to notify Owner in a timely manner if Construction Manager becomes aware of any errors or omissions of the Architect, or any defects in the services provided by the Architect, in connection with the Casino Hotel."

          (b)   Section 2.3 of the Construction Agreement is hereby amended in its entirety to read as follows:

          "2.3 Use of Contractors.

            (a)   For the purpose of providing the Work, Construction Manager may use independent contractors, who are not employees of either Owner or Construction Manager, to perform the Work in accordance with this Agreement. Construction Manager shall not engage any Contractor to perform part of the Construction Work hereunder unless Construction Manager has a written agreement with that Contractor which meets the requirements set forth in Section 2.3(b). If any proposed written agreement between Construction Manager and any Contractor fails to meet any of the requirements set forth in Section 2.3(b), Construction Manager must submit the proposed agreement to Owner for review and approval. Construction Manager shall not have the right to waive any of the requirements of Section 2.3(b) without the prior written consent of Owner.

            (b)   Use of any Contractor by Construction Manager shall not relieve Construction Manager of any of its obligations under this Agreement and Construction Manager shall, at all times, be responsible for the performance and completion of the Work. All Work performed by a Contractor shall be pursuant to a written agreement between Contractor and Construction Manager which shall:

              (i)    conform to and require the Contractor to perform in accordance with the requirements, terms and conditions of this Agreement;

              (ii)   be assignable to Owner upon Owner's written request and at no cost to Owner;

              (iii)  preserve and protect the rights of Owner under this Agreement and with respect to the Work to be performed;

              (iv)  require that the Contractor provide and maintain the insurance specified in Schedule 4;

              (v)   require that the Contractor provide the indemnification required by Section 13.2(b); and

              (vi)  obligate Contractor to execute a waiver and release with respect to any lien rights for each payment received by such Contractor for the Work.

            (c)   Prior to entering into any contract with any Contractor, Construction Manager shall have performed a reasonable level of due diligence to determine whether, for the portion of the Work the Contractor is to perform, such Contractor is (i) fully experienced, properly qualified, properly licensed, properly equipped and properly organized; (ii) financially solvent at the time such Contractor enters into a contract with Construction Manager; (iii) authorized to do business in the jurisdictions in which such Contractor will perform; and (iv) familiar with the portion of the Work to be performed.

            (d)   Construction Manager shall provide to Owner a copy of each contract entered into with a Contractor within two (2) Business Days of execution."

          2.3    Amendments to Article III.

          (a)   The last sentence of Section 3.6 of the Construction Agreement is hereby amended in its entirety to read as follows:

    "Construction Manager shall promptly notify Owner of any significant circumstance, event, occurrence or condition (whether then existing or, in Construction Manager's opinion, expected to exist in the near future), including issues related to the acquisition (including eminent domain proceedings) of rights of way and similar matters, of which Construction Manager has knowledge and which could reasonably be expected to have a material adverse effect on the completion of the Casino Hotel pursuant to this Agreement."

          (b)   Section 3.7 of the Construction Agreement is hereby amended in its entirety to read as follows:

            "3.7    Care, Custody and Control of Materials in Transit; Risk of Loss.    It is contemplated that all materials, equipment and supplies incorporated into, or used in connection with, the Casino Hotel will be purchased or furnished for Owner's account. Notwithstanding the foregoing or any passing of title to Owner, as between Owner and Construction Manager, Construction Manager shall retain care, custody and control of, and bear the risk of physical loss or damage to the materials, equipment and supplies that are (a) to be incorporated into, or used in connection with, the Casino Hotel and (b) in transit to the Property, to the extent that such loss is not covered by the insurance required to be maintained by Owner pursuant to Section 13.4(d)."

          2.4    Amendments to Article V.

          (a)   Section 5.1 of the Construction Agreement is hereby amended to add at the end of such Section 5.1 the following Sentence:

    "Construction Manager agrees to implement any reasonable practices or procedures recommended by Owner as a result of any such audit for purposes of improving support for the payment of Construction Manager's billings to Owner."

          (b)   Section 5.2 of the Construction Agreement is hereby amended in its entirety to read as follows:

            "5.2    Contract Price.    For the performance of the Work during the term of this Agreement, Owner agrees to pay Construction Manager an amount equal to the Costs plus four percent (4%) (the "Contract Price"); provided, however, that the Contract Price may in no event exceed $132,450,000 (the "Guaranteed Maximum Price"), unless otherwise agreed upon by Owner and Construction Manager in accordance with the provisions of Article VII. The Contract Price will be Construction Manager's complete compensation for the Work whether the Work is performed by Construction Manager's personnel or by Contractors."

          (c)   Section 5.3 of the Construction Agreement is hereby amended to add at the end of such Section 5.3 the following:

    "If requested by Owner, Construction Manager shall provide Progress Reports to Owner on a weekly, rather than monthly, basis, which Progress Reports shall contain the information set forth in Section 5.3(e), as modified to reflect the weekly delivery thereof. If, in connection with any Request for Payment, Construction Manager fails to provide Owner with Invoices or any supporting materials required under this Section 5.3 in a form satisfying the criteria mutually agreed upon by Owner and Construction Manager, and (i) such failure is not cured by Construction Manager within ten (10) Days after Construction Manager's receipt of written notice from Owner of such failure, and (ii) Owner is thereafter required to use its own accounting personnel, professionals and resources to correct any deficiencies in any Invoice or related materials provided by Construction Manager for purposes of processing any Invoice, then Owner shall be reimbursed, or the fee payable by Owner to Construction Manager shall be reduced, in the following manner. With respect to any Invoice submitted to Owner before January 1, 2006, Owner may charge Construction Manager a reasonable fee (based on a reasonable hourly rate) for the use of such accounting personnel, professionals and resources, which fee may be offset by Owner against Construction Manager's four percent (4%) fee attributable to such Invoice. With respect to any Invoice submitted to Owner on or after January 1, 2006, the fee payable to Construction Manager with respect to any Costs included on such Invoice for which adequate supporting documentation was not provided shall be reduced from four percent (4%) to two percent (2%) of such Costs."

          (d)   Section 5.4 of the Construction Agreement is hereby amended in its entirety to read as follows:

            "5.4    Payments.    Owner shall pay to Construction Manager the amount of each Invoice (less the Retainage described in Section 5.5) within thirty (30) Days of receipt of each such Invoice. If Owner fails to make timely payments of any Invoice amount, or portion thereof, then Construction Manager shall be entitled to collect such unpaid amount, together with interest at the Stated Rate on any unpaid amount. If Owner's failure to pay is a result of a good faith dispute of any Invoice amount and Owner has given notice to Construction Manager that it disputes such amount, and has paid any undisputed amount, within thirty (30) Days of receipt of such Invoice, then interest will be payable only on the unpaid portion that is found or agreed by the Parties to be ultimately due. Interest shall accrue on unpaid amounts for the period beginning on the payment due date of the applicable Invoice and ending upon payment of such amount (together with the interest thereon); provided, however, that interest shall not accrue with respect to any Invoice if Construction Manager has failed to supply, in accordance with Section 5.3, the required supporting documentation for such Invoice, unless such Invoice is not paid within thirty (30) Days of Owner's receipt of all such supporting documentation. Payment and failure to object to all or any portion of an Invoice amount shall not be construed as an acceptance of defective Work or a waiver of any right under this Agreement by Owner."

          (e)   Section 5.5 of the Construction Agreement is hereby amended in its entirety to read as follows:

            "5.5    Retainage.    To secure Construction Manager's performance of its obligations hereunder, Owner will withhold an aggregate amount of up to ten percent (10%) of the Contract Price (the "Retainage"), by withholding from each payment paid to Construction Manager by Owner (other than the final payment and any payments due to Construction Manager that are designated as payments for general conditions, for which there shall be no Retainage) an amount equal to ten percent (10%) of the amount invoiced by Construction Manager. Notwithstanding the foregoing, at such time as the Casino Hotel is deemed to be ninety percent (90%) complete, Owner shall pay to Construction Manager an amount equal to fifty percent (50%) of the full amount of Retainage (not including Retainage attributable to Management Fees) withheld by Owner to date, and thereafter the amount to be withheld from each payment (other than the final payment and any payments due to Construction Manager that are designated as payments for general conditions, for which there shall be no Retainage) due hereunder shall be five percent (5%), rather than ten percent (10%); provided, however, that the Retainage amount applicable to Construction Manager's fee shall remain at ten percent (10%). In the event that amounts are due under this Agreement from Construction Manager to Owner, and such amounts are not paid when due, Owner shall have the right to withhold additional amounts from Owner's payments to Construction Manager equal to the amount owing by Construction Manager."

          (f)    Section 5.6 of the Construction Agreement is hereby amended in its entirety to read as follows:

            "5.6    Bonus.    In the event the total Contract Price for constructing the Casino Hotel under this Agreement is less than an amount (the "Bonus Target") equal to the Guaranteed Maximum Price less $4,591,016, Construction Manager shall be entitled to a bonus equal to fifty percent (50%) of the difference between the Bonus Target and the sum of: (a) all payments made to Construction Manager under this Agreement, (b) any Buy-Down Amounts paid by Construction Manager to Owner, and (c) any payments to third parties that directly resulted from a Construction Manager Event of Default (the "Bonus")."

          2.5    Amendments to Article VI.

          (a)   Section 6.1 of the Construction Agreement is hereby amended in its entirety to read as follows:

            "6.1    Guarantee.    Construction Manager guarantees that it shall achieve Substantial Completion of (a) Phase One not later than October 22, 2006, as such guaranteed date may be adjusted pursuant to this Agreement (the "Phase One Guaranteed Completion Date"), and (b) Phase Two not later than December 31, 2006, as such guaranteed date may be adjusted pursuant to this Agreement (the "Phase Two Guaranteed Completion Date)."

          (b)   Section 6.2(a) of the Construction Agreement is hereby amended in its entirety to read as follows:

            "(a) Construction Manager understands that if Substantial Completion of Phase Two is not achieved by the Phase Two Guaranteed Completion Date, Owner will suffer substantial damages. Therefore, Construction Manager agrees that if Substantial Completion of Phase Two is not achieved by the Phase Two Guaranteed Completion Date, Construction Manager shall pay Owner as liquidated damages $100,000 per Day, for each Day or part thereof by which Substantial Completion is delayed beyond the Phase Two Guaranteed Completion Date, commencing on the date following the Phase Two Guaranteed Completion Date and ending on the date of Substantial Completion of Phase Two (the "Delay Liquidated Damages"). All Delay Liquidated Damages shall be paid by Construction Manager to Owner no later than thirty (30) Days following Owner's invoice therefore, for any Delay Liquidated Damages that have accrued during the preceding month."

          2.6    Amendments to Article VII.    The text of Article VII of the Construction Agreement is hereby deleted in its entirety, and replaced with the following:

        "Intentionally Omitted."

  The Construction Agreement is further amended to delete all references to Exhibit C and to the term "Performance Security."

          2.7    Amendments to Article VIII.    Section 8.2 of the Construction Agreement is hereby amended in its entirety to read as follows:

            "8.2    Minor Modifications.    Minor modifications or adjustments that do not involve a change to the Guaranteed Maximum Price or Guaranteed Completion Date and do not affect Construction Manager's performance of the Work as specified in this Agreement, may be made by Construction Manager and shall not require a Change Order; provided, however, that Construction Manager shall notify Owner thereof in writing prior to Construction Manager effecting any such modifications."

          2.8    Amendments to Article IX.

          (a)   Section 9.1 of the Construction Agreement is hereby amended to add at the end of such Section 9.1 the following sentence:

    "Upon Completion of Phase One, Construction Manager shall submit to Owner, (1) a Completion Certificate with respect to Phase One that includes the information set forth above, which shall be subject to review by Owner pursuant to Section 9.3, and (2) original copies of any permits, licenses or other authorizations (including, without limitation, any applicable certificates of occupancy) to the extent that such items relate solely to Phase One and are provided to Construction Manager."

          (b)   Section 9.2 of the Construction Agreement is hereby amended in its entirety to read as follows:

            "9.2    Buy-Down.    Contemporaneously with Owner's review of the Work and the Casino Hotel, Construction Manager and Owner shall together identify any and all items of Work that Owner and Construction Manager mutually agree require completion or contain a Defect, the omission of which would not adversely affect the operation of the Casino Hotel but which must be completed to achieve Completion (the "Buy-Down Items") and a respective value for each Buy-Down Item. Construction Manager shall thereafter complete any Work necessary to complete the Buy-Down Items; provided, however, that Construction Manager may elect in its sole discretion, by written notice delivered to Owner within ten (10) Days after the Buy-Down Items are agreed upon, to pay to Owner an amount equal one hundred and fifty percent (150%) of the value specified for any or all Buy-Down Items in lieu of completing such Buy-Down Items in order to achieve Completion of Phase One or Phase Two in accordance with Section 9.3."

          (c)   Section 9.3 of the Construction Agreement is hereby amended in its entirety to read as follows:

            "9.3    Completion.    Upon Owner's (a) determination that Phase One or Phase Two, as applicable, has been completed in accordance with the Scope of Work, and otherwise in accordance with the terms of this Agreement; (b) approval of the form of Completion Certificate submitted by Construction Manager for such Phase (the "Completion Certificate"); and (c) receipt of the full payment for the Buy-Down Items, if any, which Construction Manager elects to pay for in lieu of completing pursuant to Section 9.2; an authorized representative of Owner will sign the Completion Certificate evidencing Owner's acceptance that Phase One or Phase Two, as applicable, has been completed in accordance with the terms of this Agreement ("Completion"). Promptly after receipt of a proposed Completion Certificate for a Phase, Owner shall (i) conduct such inspections as may be necessary to determine whether the applicable Phase has been completed in accordance with the terms of this Agreement, and (ii) advise Construction Manager as to whether Owner accepts the Completion Certificate submitted by Construction Manager for such Phase. The "Completion Date" for a Phase shall be the date on which the Completion Certificate for such Phase is duly executed and delivered by Owner. Owner's execution of a Completion Certificate shall not limit, waive or otherwise affect any right or remedy Owner may have pursuant to this Agreement, any Law or otherwise, including any right Owner may have against Construction Manager for failure to perform the Work in accordance with the terms of this Agreement. Upon receipt of final payment, Construction Manager will assign to Owner all permits, licenses and title to any materials used and paid for by Owner in the construction of the Casino Hotel that were in the name of Construction Manager."

          2.9    Amendments to Article 10.

          (a)   Section 10.2(a) of the Construction Agreement is hereby amended by adding at the end of such Section 10.2(a) the following:

    "Construction Manager's warranties hereunder exclude remedy for damage or defect caused by abuse, modifications not executed by Construction Manager or its agents or Contractors, improper or insufficient maintenance, improper operation or normal wear and tear under normal usage."

          (b)   Section 10.3 of the Construction Agreement is hereby amended to add at the end of such Section 10.3 the following sentence:

    "Upon completion of the Work, Construction Manager shall submit to Owner all written warranties and guarantees from Construction Manager's suppliers and from manufacturers of equipment used in connection with the Casino Hotel."

          (c)   Section 10.4 of the Construction Agreement is hereby amended in its entirety to read as follows:

            "10.4    Warranty Period.    Construction Manager's warranty obligations and liabilities under this Article X shall commence, with respect to each Phase, on the date of Substantial Completion of such Phase, and shall cease upon the expiration of one year thereafter (the "Warranty Period"). Notwithstanding the foregoing, if Substantial Completion of Phase One or Phase Two occurs prior to the applicable scheduled date for Substantial Completion of such Phase set forth in the Construction Schedule, and Owner does not commence its occupancy or use of the Property (or designated portion thereof) applicable to such Phase upon Substantial Completion, then the Warranty Period shall not commence until the earlier of the (i) the scheduled date for Substantial Completion of such Phase set forth in the Construction Schedule, and (ii) the date on which Owner commences its occupancy or use of such Property

    (or designated portion thereof). For purposes of this Agreement, "Substantial Completion" of either Phase is the stage in the progress of the Work for such Phase when the Work (or designated portion thereof) is sufficiently complete in accordance with this Agreement so that Owner can occupy or utilize for its intended use the Property (or designated portion thereof) on which such Work was to be performed. The Warranty Period for any Work requiring Repair under this Article X shall be extended, solely with respect to the portion of the Work so Repaired, for a period equal to the original Warranty Period after the date of completion of such Repair."

          2.10    Amendments to Article XIII.

          (a)   The first sentence of Section 13.1 of the Construction Agreement is hereby amended in its entirety to read as follows:

    "Except as otherwise expressly limited herein, it is the intent of the Parties that all release and indemnity obligations in this Article XIII be without monetary limit."

          (b)   Section 13.2(a) of the Construction Agreement is hereby amended in its entirety to read as follows:

            "(a) Without limiting other rights and remedies of Owner under this Agreement, to the fullest extent permitted by law, Construction Manager does hereby assume liability for, and does hereby agree to indemnify, protect and defend, save and hold harmless Owner and its respective employees, affiliates, successors, assigns, agents, officers and directors, and anyone else acting for or on behalf of any of the foregoing Persons (each, an "Owner Indemnified Party") from and against any and all Damages that may be imposed on, suffered or incurred by, or asserted against, any Owner Indemnified Party, that arise out of, or result from, events or circumstances in any way related to, or arising out of:

              (i)    Construction Manager's (or any Contractor's) fraud, negligence, intentional act or omission, willful misconduct or breach of Law relating to the Work, the Casino Hotel and/or this Agreement;

              (ii)   materials, construction or workmanship of Construction Manager or any Contractor or the execution of the Work;

              (iii)  breach of this Agreement by Construction Manager;

              (iv)  any third-party claims (including lien claims) relating to the Work and/or Construction Manager's obligations under this Agreement;

              (v)   losses and liabilities arising from any legal obligation that Owner may have to withhold amounts from, or deduct any tax at the source from, payments due to Construction Manager (which in each case shall be treated as paid to Construction Manager for purposes of this Agreement) or the assertion of any tax payable by Construction Manager or any Contractor against Owner;

              (vi)  the performance of the Work under any workers' compensation, disability or similar benefit act;

              (vii) the vitiation of any insurance policies due to Construction Manager's or any Contractor's breach of warranty, declaration or condition contained in any insurance policy, including the provision of false and misleading information;

              (viii)   any amount that Construction Manager shall have failed to pay to any Contractor as compensation for the performance of any Work (to the extent that

      Construction Manager received payment from Owner for such Work), and Construction Manager shall assume the defense of any suit or proceeding in connection therewith;

              (ix)  any and all claims against Owner by any employee of Construction Manager or any Contractor or by anyone directly or indirectly employed by Construction Manager or any Contractor or anyone for whose acts Construction Manager or any Contractor may be liable (except for claims arising from the negligence or willful misconduct of Owner or its employees, agents or representatives; provided, further, that Construction Manager shall not be responsible for negligent acts committed by the Architect unless Construction Manager had actual knowledge of such negligent acts and did not inform Owner thereof pursuant to Section 2.2 of this Agreement); and

              (x)   Hazardous Materials brought onto the Property by Construction Manager or any Contractor or any of their respective representatives, agents or employees; (ii) off-site treatment, storage, transportation, disposal, clean-up or remediation by Construction Manager or any Contractor (or any of their respective representatives, agents or employees) of any Hazardous Materials that originated from the Property, or (iii) a violation of any environmental Law by Construction Manager or any Contractor or any of their respective representatives, agents or employees."

          (c)   Section 13.2(b) of the Construction Agreement is hereby amended in its entirety to read as follows:

            "(b) Construction Manager shall require all Contractors to indemnify, defend, and hold harmless the Owner Indemnified Parties and Construction Manager from and against all Damages, including but not limited to, claims for personal injury or death of any Contractor employees, arising out of the Work performed by any such Contractor. Construction Manager shall not have the right to waive or alter any of the requirements of this Section 13.2(b)."

          (d)   Section 13.4 of the Construction Agreement is hereby amended to add at the end of such Section 13.4 a new subsection (d), which shall read in its entirety as follows:

            "(d) Owner shall purchase and maintain, in a company or companies authorized to do business in the jurisdiction in which the Property is located, property insurance upon the Work and the Property to the full insurable value thereof. Such property insurance shall be maintained, unless otherwise agreed to in writing by all persons and entities who are beneficiaries of such insurance, until final payment has been made or until no person or entity other than Owner has an insurable interest in the Property. This insurance shall include the interests of Owner, Construction Manager and the Contractors. Such property insurance shall be on an all-risk policy form and shall insure against the perils of fire and extended coverage and physical loss or damage including, without duplication of coverage, theft, vandalism, malicious mischief, collapse, temporary buildings and debris removal including demolition occasioned by enforcement of any applicable legal requirements."

        3.    MISCELLANEOUS.

          3.1    Reference to the Construction Agreement; Exhibits.    The Construction Agreement, or other documents or instruments now or hereafter executed and delivered pursuant to the terms of the Construction Agreement, as amended hereby, are hereby amended (to the extent necessary) so that any reference in the Construction Agreement or any such other documents or instruments to the Construction Agreement shall be a reference to the Construction Agreement as amended hereby.

          3.2    Applicability of General Provisions of the Construction Agreement.    Without limiting any provision of the Construction Agreement, it is acknowledged and agreed that the provisions of Article XIV of the Construction Agreement are fully applicable to this First Amendment.

          3.3    Headings.    The headings of the sections and subsections of this First Amendment are inserted for convenience only and do not constitute a part of this First Amendment.

          3.4    Counterparts.    This First Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute the same instrument.

          3.5    No Other Amendments.    The Construction Agreement, as amended hereby, embodies the entire agreement and understanding between Construction Manager and Owner, and supersedes all prior agreements and understandings relating to the subject matter hereof. Except as amended by this First Amendment, the Construction Agreement as amended hereby remains in full force and effect.

        [signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as of the date first above written.

SENECA TERRITORY GAMING CORPORATION
By:	/s/
Name:

Title:

SENECA CONSTRUCTION MANAGEMENT CORPORATION
By:	/s/
Name:

Title:

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FIRST AMENDMENT TO CONSTRUCTION MANAGEMENT AGREEMENT
RECITALS